News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT: Robert F. Weber, Jr.

Chief Financial Officer and Treasurer
970-498-3112

Woodward Completes $50 Million Stock Repurchase Program

Fort Collins, Colo., August 30, 2007—Woodward Governor Company (Nasdaq:WGOV) today announced that it has executed an agreement to purchase approximately 528,000 shares of its common stock from J.P. Morgan Chase Bank, N.A. using an accelerated stock repurchase program for a total purchase price of $31.1 million.

The purchases under this agreement complete Woodward’s $50 million stock repurchase program that was announced July 25, 2006. Under the agreement, 453,524 shares have been delivered to Woodward initially, with the final total number of shares delivered to be determined based on the difference between the initial purchase price per share and the volume weighted average trading price of the company’s common stock, minus a set discount, during a period of up to four months from August 30, 2007.

“This program recognizes our confidence in the company and its future prospects,” said President and Chief Executive Officer Thomas A. Gendron.

About Woodward

Woodward is the largest independent designer, manufacturer, and service provider of energy control and optimization solutions for aircraft engines, industrial engines and turbines, and power equipment packages. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power generation, transportation, and process industries. Visit our website at www.woodward.com.

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The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general including statements about management’s confidence in the company and the company’s future prospects reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-Q for the quarters ended December 31, 2006 and March 31, and June 30, 2007. We undertake no obligation to publicly revise or update forward-looking statements for any reason.

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